SERVICES AGREEMENT


THIS AGREEMENT FOR SERVICES made this 28th Day of June 2000 by and between Asia Web Holdings, Inc, a company incorporated in Carlsbad, California, United States of America (hereafter "Asia Web Holdings, Inc.") and Tjahjono Soerjodibroto, Indonesian citizen living at __________ (hereafter "TS").

WHEREAS Asia Web Holdings, Inc. is desirous of appointing TS as its Chairman, and TS is desirous of accepting the appointment, in the terms and conditions as described below.

1. TERM: TS shall be appointed as Chairman for a 5 (five) year term (the "Term") commencing from the 28th day of June 2000.

2.   COMPENSATION: TS shall receive compensation as follows:

     a. An annual compensation of USD 200,000 (two hundred thousand United States Dollars") to be paid on a monthly basis;

     b. Asia Web Holdings, Inc. stock options ("Stock Options") at the prevailing marked price as at the time of TS's appointment. TS shall receive a total of 150,000 (one hundred and fifty thousand) stock options to be distributed equally over the Term. The stock options will be provided to TS at the end of each year.

     c. Bonus (the "Acquisition Bonus") payments for every successful acquisition (each an "Acquisition") by Asia Web Holdings, Inc. in the capital market. The amount of the Listing Bonus will be determined by the Board pursuant to each Listing.

3.   SCOPE OF DUTY: As Chairman of Asia Web Holdings, Inc., TS shall,

     a.  Supervise the management of Asia Web Holdings, Inc.;

     b.  Prepare Asia Web Holdings, Inc. for successful listing in NAS DAQ;

     c. Together with the Asia Web Holdings, Inc. Board and management, develop Asia Web Holdings, Inc.'s value by expanding its internet and other related business either directly or, indirectly, through its subsidiaries; and

     d. Attend to such other matters necessary to fully perform his scope-duty as set out in this Article 3.

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4.   OTHER BENEFITS: TS shall be eligible for

     a. First class air travel (inclusive of insurance) and accommodation in five star hotels, when traveling on company business; and

     b. Reimbursement of reasonable out of pocket expenses in respect of business meetings and company entertainment.

5.   TERMINATION:

     Either party may terminate this Agreement with 3 (three) months notice. In the event this Agreement is terminated by Asia Web Holdings, Inc. prior to the completion of the Term, TS shall be entitled to a one-time cash payments of USD 300,000 (three hundred thousand United States Dollars) plus such Stock Options applicable for each full year of service calculated in accordance with Article 2 (b) above.

     In the event this Agreement is terminated by TS prior to the completion of the Term, TS will be entitled to remuneration up until the effective termination date as prescribed in Article 2 (a) above and to such Stock Options as are due for every full year of service to Asia Web Holdings, Inc.

6. This Agreement is subject to the laws of California. In the event, for any reason, that Indonesian law shall be applied to this Agreement, the parties hereby waive Article 1266 of the Indonesia Code to the extend that an order of court shall be required for termination of this Agreement prior to the expiry of the term.


EXECUTED BY THE PARTIES THIS 28th DAY OF JUNE 2000.



                                                 /s/ Michael Schaffer
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Tjahjono Soerjodibroto                           Asia Web Holdings, Inc.